EXHIBIT 99(d)

                   Form of Letter to Prospective Shareholders




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                        [Eagle Bancorp, Inc. Letterhead]

                              _______________, 1998

Dear Prospective Founding Shareholder:

         As you may have already heard, we have joined with fourteen respected members of the business community in the Montgomery County area to organize EagleBank, a new Maryland chartered bank, and Eagle Bancorp, Inc., its holding company. EagleBank will seek to provide superior, personalized commercial banking services to small to medium sized businesses, non-profit organizations, associations, professionals, and individuals living and working in Montgomery County and the surrounding area. The organizers of EagleBank believe that the recent wave of bank consolidation, which has resulted in the elimination of many of the community bank alternatives to the superregional banks which dominate the market, has not eliminated the demand for the type of personal customized service which EagleBank plans to offer. EagleBank's management team will be led by, H.L. Ward, President and Chief Executive Officer, and Tom Murphy, Executive Vice President and Chief Operating Officer. H.L. and Tom most recently served in the same positions at F&M Bank - Allegiance.

         The Bank's main office is expected to be located on Woodmont Avenue, near the intersection of Wisconsin Avenue and Old Georgetown Road, in the heart of the downtown Bethesda business center. The Bank also expects to open branches in Rockville and Silver Spring.

         Eagle Bancorp is offering, directly by its organizers and without an underwriter, 800,000 to 1,200,000 shares of its common stock (subject to increase to 1,380,000 shares) at a price of $10.00 per share. A copy of the Prospectus for the offering accompanies this letter. We invite you to carefully read the Prospectus in its entirety, and to join us in helping establish EagleBank by subscribing and becoming a founding shareholder. If you do wish to become a shareholder, please complete the enclosed subscription form and return it, together with payment for the shares, to Koonce Securities, Inc. (the broker-dealer acting as placement agent for Eagle Bancorp in the offering) in the enclosed addressed envelope. Checks should made payable to "Capital Bank, N.A., Escrow Agent for Eagle Bancorp, Inc."

         Please note that the offering will terminate, and all subscriptions must be received by, 5:00 p.m. on ______, 1998, unless the offering is extended by the Board. If the offering is oversubscribed, the date of receipt of your subscription may be taken into account in allocating shares. We urge you, therefore, to consider an early response.

         If you have any questions regarding EagleBank or the offering, please do not hesitate to contact either of us at (301) 986-9288. If we are unavailable, you can also speak with H.L. or Tom. On behalf of the entire organizing group, we thank you for considering an investment in Eagle Bancorp, Inc. We look forward to having you as a shareholder and to serving your banking needs.

Sincerely,



Leonard L. Abel                            Ronald D. Paul
Chairman, Eagle Bancorp, Inc.              President, Eagle Bancorp, Inc.
                                           Chairman, EagleBank (in organization)





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
                           KENNEDY, BARIS & LUNDY, L.L.P.
    TEXAS OFFICE:               ATTORNEYS AT LAW               WASHINGTON, DC OFFICE:
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   (210) 228-9500                (301) 654-6040                    (202) 835-0313
 FAX: (210) 228-0781           FAX: (301) 654-1733               FAX: (202) 835-0319
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                                January 22, 1998

VIA EDGAR
Ms. Peggy Fisher
Assistant Director
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

         RE: Eagle Bancorp, Inc.
             Amendment No. 1 to Registration Statement SB-2 (File No. 333-42083)

Dear Ms. Fisher:

         On behalf of Eagle Bancorp, Inc. (the "Company") we hereby enclose for filing under the Securities Act of 1933, as amended, a complete Pre-Effective Amendment No. 1 (the "Amendment") to the Company's Registration Statement on Form SB-2 filed on December 12, 1997. The revisions contained in the amendment were made primarily in response to comments received from the Securities and Exchange commission (the "Commission") in the comment letter dated January 13, 1998, and in response to comments received from state securities regulators. For convenience we have proceeded each of the Company's responses with the Commission staff's comment. All capitalized terms included and not otherwise defined herein shall have the respective meanings set forth in the Registration Statement and Amendment.

Year 2000 Disclosure
--------------------

1. Please see Staff Legal Bulletin No. 5 (CF/IM). In this bulletin, we explain what public companies should disclose about Year 2000 issues in their filings. Please supplementally confirm to us that you disclose in this filing all required information about Year 2000 issues.

         THE COMPANY HAS REVIEWED BULLETIN NO. 5 IN CONSULTATION WITH COUNSEL AND BELIEVES THAT NO INFORMATION WHICH IS REQUIRED TO BE DISCLOSED IN ACCORDANCE THEREWITH HAS BEEN OMITTED FROM THE PROSPECTUS AS AMENDED. THE COMPANY HAS CONSULTED WITH ITS PROPOSED PRIMARY SOFTWARE VENDORS AND DATA PROCESSING PROVIDERS AND HAS RECEIVED ASSURANCES AND COMMITMENTS REGARDING YEAR 2000 COMPLIANCE.

Risk Factors - Page 6
---------------------

2. Since you have not yet secured a site for the Bank's main office and headquarters, add risk factor disclosure that discusses the risk that the Bank will not be able to timely commence operations if a site for its offices are not found as well as any other related risks.

         THE PROSPECTUS HAS BEEN REVISED AT PAGE 9 TO REFLECT THE CURRENT STATUS OF THE COMPANY'S LEASE NEGOTIATIONS AND TO REFLECT THE RISKS ARISING THEREFROM.



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Ms. Peggy Fisher
January 22, 1998
Page 2



3.       Add  risk  factor  discussion  regarding  possible  voting  control  by directors and officers of the Company and the Bank. Include the estimated percentage of shares these individuals will hold. Discuss, for example, their ability to make it difficult to obtain majority support for stockholder proposals opposed by management and the board of directors. Also discuss, if true, their ability to block the approval of transactions requiring the approval of 80% of the stockholders.

         THE  PROSPECTUS  HAS  BEEN  REVISED  AT PAGE 8 IN  ACCORDANCE  WITH THE
COMMENT.

Limitation on Dividends - Page 6

4. Revise to disclose, as discussed in the "Limitations on Payment of Dividends" section on page 28 that you anticipate the Bank will incur losses during its initial phase of operations and, therefore, you do not anticipate that any dividends will be paid by the Bank or the Company for at least three years and in the foreseeable future. Also disclose that even if the Bank and the Company have earnings in an amount sufficient to pay dividends, the Board of Directors may determine, and has the present intention, to retain earnings for funding the growth of the Company and the Bank.

         THE  PROSPECTUS  HAS  BEEN  REVISED  AT PAGE 6 IN  ACCORDANCE  WITH THE
COMMENT.

Use of Proceeds - Page 12

5. We note the reference to "the then-issued common stock of the Bank." At an appropriate place in the document disclose who will hold the Bank's common stock prior to purchase by the Company and discuss how the price of the Banks' common stock will be determined.

         THE REFERENCE AT PAGE 12 (NOW 13) AND AT OTHER PLACES IN THE PROSPECTUS TO THE "THEN-ISSUED COMMON STOCK OF THE BANK" IS NOT INTENDED TO IMPLY THAT ANY SHARES OF BANK STOCK WILL BE OUTSTANDING PRIOR TO ISSUANCE OF SHARES TO THE COMPANY IN EXCHANGE FOR PROCEEDS OF THE OFFERING. RATHER, THE PHRASE REFERS TO ALL OF THE SHARES WHICH WILL BE OUTSTANDING AT THE TIME REFERRED TO. PRIOR TO SUCH ISSUANCE TO THE COMPANY, NO SHARES OF BANK STOCK WILL BE OUTSTANDING. THE PRICE PER SHARE OF BANK STOCK WILL BE DETERMINED ARBITRARILY, BASED UPON THE DESIRED ALLOCATION OF CAPITAL AND SURPLUS AT THE BANK LEVEL.

Pro-Forma Capitalization of the Company - Page 14

6. Please revise the table to also present, in a separate column, Eagle Bancorp, Inc.'s ("EBI") capitalization information as of 11/30/97 and to reflect the retained earnings (deficit) in each column of proforma information presented. In addition, recording the pre-opening and organization expenses as of 11/30/97 should result in an increase in the retained earnings (deficit) and not a reduction of Capital Surplus. Please revise. (A)

         THE PROSPECTUS HAS BEEN REVISED AT PAGE 16 IN ACCORDANCE WITH THE COMMENT.

Management's Discussion and Analysis

7. Provide MD&A disclosure regarding cash requirements and expected purchases of significant equipment as required by Item 303(a)(1)(i) and
         (iii) of Regulation S-B.

         THE PROSPECTUS HAS BEEN REVISED AT PAGE 19 IN ACCORDANCE WITH THE COMMENT.




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Ms. Peggy Fisher
January 22, 1998
Page 3

Financial Statements

8. In light of the liability accounts and the shareholders' deficit disclosed on the balance sheet and the discussions of pre-opening expenses, all of which imply operations/business activities by EBI, please revise to include a statement of operations, a statement of cash flow and a statement of changes in equity for the period from incorporation to 11/30/97. In addition, the information required by
         Item 303 of Regulation S-B (i.e. a brief Management's Discussion and Analysis or Plan of Operation, as appropriate) should be included in the filing. (A)

         THE PROSPECTUS HAS BEEN REVISED AT PAGES 19 AND F-3 TO F-6 IN ACCORDANCE WITH THE COMMENT.

Closing Accounting Comments

9. Currently dated consents should be provided with all amendments to the filing. See Rule 302 of Regulation S-T with regard to signatures to electronic submissions. The manually signed documents should be retained for a period of five years (A)

         A CURRENTLY DATED ACCOUNTANTS CONSENT IS INCLUDED WITH THE FILING.

10. Where applicable, consideration should be given to the updating requirements of Rule 3-10(g) of Regulation S-B. (A)

         THE COMPANY HAS CONSIDERED THE IMPACT OF RULE 310 OF REGULATION S-B, AND WILL UPDATE THE FINANCIAL INFORMATION CONTAINED IN THE PROSPECTUS WHEN AND AS REQUIRED IN ACCORDANCE THEREWITH.

11. If prior to filing the amendment significant events or transactions occur and are not otherwise reported, appropriate disclosure should be provided in a Recent Developments Section of the filing. (A)

         THE COMPANY WILL PROVIDE UPDATED DISCLOSURE AS AND WHEN REQUIRED.

         If you have any questions regarding this matter, please contact the undersigned or David H. Baris, Esquire at (301) 654-6040.

                                                              Very truly yours,

                                                              /s/ Noel M. Gruber
                                                              Noel M. Gruber

Enclosures
NMG/had